Putnam Dynamic Risk Allocation Fund, November 30, 2015, semi annual shareholder report

Dynamic Risk Allocation (series of Putnam Funds Trust)

1.	Management Contract with Putnam Investment Management, LLC
dated February 27, 2014; Schedule B amended as of October
1, 2015, for Putnam Dynamic Asset Allocation Equity Fund,
Putnam Dynamic Risk Allocation Fund, Putnam Emerging
Markets Income Fund, Putnam Floating Rate Income Fund,
Putnam Global Consumer Fund, Putnam Global Energy Fund,
Putnam Global Financials Fund, Putnam Global Industrials
Fund, Putnam Global Sector Fund, Putnam Global Technology
Fund, Putnam Global Telecommunications Fund, Putnam
Intermediate Term Municipal Income Fund, Putnam Low
Volatility Equity Fund, Putnam Money Market Liquidity Fund,
Putnam Multi Cap Core Fund, Putnam Retirement Income Fund
Lifestyle 2, Putnam Retirement Income Fund Lifestyle 3,
Putnam Short Duration Income Fund, Putnam Short Term
Investment Fund and Putnam Short Term Municipal Income Fund
Incorporated by reference to Post Effective Amendment No.
218 to the Registrants Registration Statement filed on September 28, 2015.

2.	Sub Management Contract between Putnam Investment
Management, LLC and Putnam Investments Limited dated
February 27, 2014; schedule A amended as of November 30,
2015 Incorporated by reference to Post Effective Amendment
No. 222 to the Registrants Registration Statement filed on
November 25, 2015